Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 10, 2007, in the Registration Statement (Form S-1 No. 333-146016) and related Prospectus of Seacastle Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

New York, New York
October 18, 2007